Bowne & Co., Inc.
55 Water Street
New York, NY 10041
212-924-5500

NEWS RELEASE

Contacts: William J. Coote

Treasurer
Bowne & Co., Inc.
212-658-5858
bill.coote@bowne.com

FOR IMMEDIATE RELEASE

Bowne Increases Stock Repurchase Program to $100 Million

Represents an Additional $45 Million Commitment to Stock Buybacks

New York, NY, May 30, 2006 – Bowne & Co., Inc. (NYSE: BNE) today announced that its Board of Directors has authorized an increase of the Company’s existing stock repurchase plan to $100 million. This increase represents an additional $45 million commitment to the program authorized in December 2005, of which approximately $55 million remains.

Under the stock repurchase program authorized in December, Bowne has repurchased approximately 1.3 million shares of its common stock for approximately $20 million. Under the revised repurchase program approved by the Board, an additional $45 million in shares of the Company’s common stock may be repurchased from time to time in privately negotiated and open market transactions during a period of up to two years, subject to management’s evaluation of market conditions, terms of private transactions, applicable legal requirements and other factors.

Since the inception of the Company’s stock repurchase programs in December 2004, Bowne has repurchased approximately 6.4 million shares of its common stock for approximately $95 million.

There is no guarantee as to the exact number of shares that will be repurchased under the stock repurchase program, and the Company may discontinue repurchases at any time. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock of the Company.

About Bowne & Co., Inc.
Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing & Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.